EXHIBIT 1
POWER OF ATTORNEY
FOR CERTAIN FILINGS
UNDER THE SECURITIES EXCHANGE ACT OF 1934
     Ronan Guilfoyle and Roger H. Hanson, each hereby make, constitute and appoint each of:
     Richard Levy, and
     Matthew Ray,
acting individually, as each of our agents and attorneys-in-fact, with full power of substitution, for the purpose of, from time to time, executing in either of our names and/or our capacities as directors of Victory Park Special Situations Master Fund, Ltd. all documents, certificates, instruments, statements, other filings, and amendments to the forgoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F, and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing, and/or filing of the applicable document.
IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.
Date: September 2, 2008

/s/ Ronan Guilfoyle Ronan Guilfoyle,
as Director of Victory Park Special Situations Master Fund, Ltd.

/s/ Roger H. Hanson Roger H. Hanson,
as Director of Victory Park Special Situations Master Fund, Ltd.